Exhibit (d)(44) Execution Version

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (the “Agreement”) is made this 25th day of January, 2017, by and among Financial Investors Trust (the “Trust”), on behalf of each of its separate series set forth in Schedule A hereto (each such series, the “Fund”), Highland Associates, Inc. (the “Adviser”), and Chatham Asset Management, LLC (the “Sub-Adviser”).

1.   Appointment of Manager. Each of the Fund and the Adviser hereby appoint Sub-Adviser to manage certain assets of the Fund in accordance with the terms of this Agreement.  Sub-Adviser hereby accepts such appointment.  The Fund has appointed a custodian or prime broker to take and have possession of the assets to be managed by Sub-Adviser hereunder, which assets shall be allocated to the Sub-Adviser by the Adviser (the “Account”).  The Fund shall promptly notify custodian/prime broker of the appointment of Sub-Adviser as investment manager of the Account.  Sub-Adviser shall not act as custodian for, or have possession of any assets of, the Account.  Sub-Adviser shall provide such reports regarding the Account as are agreed upon by the parties from time to time.

2.   Investment of Assets. Subject to the supervision and direction of the Board of Trustees of the Fund and the Adviser, the Sub-Adviser shall have sole discretion to invest the assets in the Account without prior consultation with Fund, provided, however, Sub-Adviser shall manage the Account in accordance with: (a) the Fund’s investment objective, policies and restrictions set forth in the then-current prospectus and statement of additional information of the Fund (collectively, the “Prospectus”) and  any amendments or supplements thereto, which shall be provided to the Sub-Adviser sufficiently in advance for Sub-Adviser to comply therewith, to the extent applicable, in connection with the Sub-Adviser’s responsibilities under this Agreement; and (b) any investment guidelines, or modifications thereto, which have been mutually agreed upon by the Adviser and Sub-Adviser, and have been provided in writing to the Sub-Adviser.  Sub-Adviser will keep the Trust and the Adviser informed of developments materially affecting the Account, and will, on its own initiative, furnish the Trust from time to time with whatever information Sub-Adviser believes is appropriate for this purpose, and make available, upon reasonable advance request, its officers and employees for discussions relating to the Account with the Trust and/or the Adviser.  The Sub-Adviser will, in response to the Fund’s or the Adviser’s request in connection with the Fund’s disclosure obligations and compliance with applicable Federal and state securities laws, provide information concerning the Sub-Adviser, and will, to the extent practicable, provide such other information as the Fund or the Adviser may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

3.   Brokerage. Sub-Adviser shall have authority to select brokers, dealers and other firms to purchase and sell assets of the Account. The Sub-Adviser may aggregate orders for the purchase or sale of securities and other assets on behalf of the Account with orders on behalf of other accounts or portfolios the Sub-Adviser manages (including an account or portfolio, or assets thereof, for which the Sub-Adviser serves as a subadviser).  When orders are placed, Sub-Adviser shall issue suitable instructions to the custodian/prime broker with respect to delivery and payment.

Brokers shall be selected with a view to obtaining best price and execution of transactions for the Account, provided that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty hereunder or under state or federal law, solely by reason of its having caused the Account to pay a member of an exchange, a broker, or dealer a commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided to Sub-Adviser by such member, broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities with respect to the accounts as to which Sub-Adviser exercises investment discretion.

4.    Records. Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Account as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940 (the “Advisers Act”) and the rules thereunder, and shall file with the Securities and Exchange Commission all forms pursuant to Sections 13 of the Securities Exchange Act of 1934 as the Sub-Adviser determines are required with respect to its duties as are set forth herein.  The records relating to the services provided under this Agreement shall be the property of the Fund.    The Sub-Adviser will provide the Adviser and the Trust with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act.

5.   Fees. As compensation for its services under this Agreement, Adviser shall, with respect to each Fund, pay Sub-Adviser a fee (the “Management Fee”), accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable fee rate set forth in Schedule B hereto and computed based on the average daily net assets of the Account(s), calculated as of each month end, associated with such Fund as valued in accordance with the Fund’s Prospectus. The Management Fee shall be payable in arrears within 7 (seven) business days of each such month end.

6.   Expenses. Sub-Adviser will pay all expenses of its own incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of Sub-Adviser connected with management of the Account, and proxy solicitation expenses arising in connection with the assignment of this Agreement by the Sub-Adviser or as a result of a change in “control” (as such term is defined in Section 2(a)(9) of the 1940 Act) of the Sub-Adviser under applicable law.

7.   Liability and Indemnification. In the absence of willful misconduct, fraud, reckless disregard or gross negligence on the part of the Sub-Adviser in performing its responsibilities hereunder, none of the Sub-Adviser, any of its officers, affiliates, employees or consultants shall be liable for any losses, claims, judgments, fines, damages, liabilities or litigation (including amounts paid in settlement and reasonable legal and other expenses) (collectively, “Losses”) incurred or suffered by the Adviser, the Fund or the Trust in connection with the matters to which this Agreement relates.

To the fullest extent permitted by law, the Adviser shall indemnify and hold harmless each of the Sub-Adviser, its officers, employees, consultants, all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) thereof and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) and persons controlled by the Sub-Adviser (which shall not include the Trust or the Fund) (collectively, “Sub-Adviser Indemnitees”) against any and all Losses incurred by any or all of the Sub-Adviser Indemnitees arising from or in connection with this Agreement or the performance by the Sub-Adviser or other Sub-Adviser Indemnitee of its or their duties hereunder, except for any Losses arising directly from the Sub-Adviser’s willful misfeasance, gross negligence, or reckless disregard in performing its responsibilities hereunder.

To the fullest extent permitted by law, the Sub-Adviser shall indemnify and hold harmless the Adviser and its officers, employees, consultants, affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) thereof and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) and persons controlled by the Adviser (which shall not include the Trust or any series thereof, including the Fund) (collectively, “Adviser Indemnitees”) against any and all Losses incurred by any or all of the Adviser Indemnitees arising from the Sub-Adviser’s willful misfeasance, gross negligence, or reckless disregard in performing its responsibilities hereunder.  Notwithstanding the foregoing, in no event shall the Sub-Adviser indemnify the Adviser and/or any other Adviser Indemnitee for any Losses attributable to the willful misfeasance or gross negligence of the Adviser or other Adviser Indemnitee, or to its reckless disregard in performing the Adviser’s responsibility hereunder.

To the fullest extent permitted by law, and following any claim (each, a “Third Party Claim”) brought by a third party, including any successors, assigns or affiliates thereof (each, a “Third Party”), in connection with an agreement entered into between the Third Party and the Trust, on behalf of the Fund (each such agreement, a “Third Party Agreement”), for the primary purpose of facilitating the Sub-Adviser’s investment activity with respect to the Fund contemplated by this Agreement, the Sub-Adviser shall indemnify and hold harmless each of the Fund, the Trust, and the Trust’s officers and trustees (collectively, the “Trust Indemnitees”) against any and all Losses incurred by any or all of the Trust Indemnitees arising from the Trust’s indemnification obligations owed to the Third Party under its Agreement with the Trust, unless the Third Party Claim arises out of the willful misfeasance or gross negligence of a Trust Indemnitee, or the reckless disregard of a Trust Indemnitee in connection with the Fund.

Notwithstanding the foregoing, Fund shall not be deemed to have waived any right which, under applicable law, cannot be waived.

This Section 7 shall survive the termination of this Agreement.

8.   Non-Exclusive Contract. The investment management services provided by Sub-Adviser are not exclusive and the Fund and Adviser acknowledge that Sub-Adviser may perform similar services for others. Sub-Adviser will use its best efforts to allocate investment opportunities among its clients in an equitable manner.  Further, the Fund and Adviser understands the investment action taken or not taken for the Fund and/or other clients of Sub-Adviser may differ.

9.   Voting of Portfolio Securities. The Fund shall use its best efforts to deliver to Sub-Adviser all proxies received by it or by others on its behalf on a timely basis.  Sub-Adviser is authorized to vote on behalf of the Fund any proxies received by Sub-Adviser relating to securities held in the Account.  With respect to those proxy solicitation materials that the Sub-Adviser does not receive directly, the Sub-Adviser’s obligations in the previous sentence are contingent upon its receipt of such materials at least five (5) business days prior to the applicable voting date.  It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Trust or any series thereof, including the Fund, to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Account, however it shall provide reasonable assistance to the Adviser, the Trust or its agent in processing class action paperwork, for any security held or previously held within the Account during the time that the Account was managed by the Sub-Adviser.

10.  Representations. Sub-Adviser represents that (i) it is duly registered as an investment adviser with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, and will continue to be so registered for so long as this Agreement remains in effect or notify the Adviser upon becoming aware of any issue that may impair the Sub-Adviser’s registration; (ii) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended and Rule 204A-1 under the Advisers Act, as amended, and will provide the Adviser and the Fund with a copy of such code of ethics, together with evidence of its adoption; (iii) it will maintain an errors and omissions or professional liability insurance coverage for the duration of this Agreement; (iv) Sub-Adviser has full power and authority to enter into and perform the services contemplated by this Agreement; (v) the Sub-Adviser shall, upon reasonable request, provide a certification to the Fund’s Chief Compliance Officer to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act; (vi) the Sub-Adviser will promptly notify the Trust and the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company; and (vii) this Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

Each of the Adviser and the Fund acknowledge that it has received a copy of Part 2A and 2B of Sub-Adviser's current Form ADV.

Adviser represents and confirms that (i) the retention of Sub-Adviser and the performance by the Sub-Adviser of its responsibilities hereunder are authorized by the governing documents of the Trust relating to the Account; (ii) this Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon and enforceable against Fund and Adviser in accordance with its terms, and Adviser will deliver to Sub-Adviser evidence of such authority as Sub-Adviser may reasonably require, whether by way of a certified resolution or otherwise; (iii) Adviser is duly registered as an investment adviser with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, and will continue to be so registered for so long as this Agreement remains in effect or notify the Sub-Adviser upon becoming aware of any issue that may impair the Adviser’s registration; (iv)  Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify  the Adviser from serving as an investment adviser of an investment company; and (v) the information provided to the Sub-Adviser by the Adviser or any of its affiliates or agents relating to the Trust and the Fund or otherwise relating to this Agreement, including the Prospectus, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state therein a material fact required to be stated or necessary to make the statement therein not misleading.

11.  Non-Confidentiality of Performance Results. Fund agrees that Sub-Adviser may inform others that Fund is a client of Sub-Adviser and that Sub-Adviser may provide others with composite performance results related to Fund's Account without disclosing the specific performance results of the Fund's Account, provided that any such disclosures are made in accordance with the Trust’s policies and procedures relating to the disclosure of Fund portfolio holdings.

12.  Applicable Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act.  To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

13.  Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or contemporaneous or agreements with respect to such subject matter.  This Agreement may not be modified or amended in any manner except by a written agreement signed by the parties hereto.

14.  Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, (iii) delivery service or (iv) by facsimile or e-mail transmission, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties.  Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

To the Trust:

Financial Investors Trust
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn:  Secretary
Email: karen.gilomen@alpsinc.com

To the Adviser:

Highland Associates Inc.
 2545 Highland Avenue
Suite 200
Birmingham, Alabama 35205
Attn: Jason Copeland
Email: jcopeland@highlandassoc.com

To the Sub-Adviser:

Chatham Asset Management, LLC
26 Main Street
Suite 204
Chatham, New Jersey 07928
Attn: James Ruggerio, Jr.
E-mail: jim@chathamasset.com

15.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of the same Agreement, but all of which together shall constitute one Agreement.

16.  Commencement. Sub-Adviser shall commence providing the services under this Agreement at the time that the Sub-Adviser has been allocated assets and authorized to commence investment operations pursuant to this Agreement.

17.  Termination. This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Fund.  The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may be terminated at any time, without the payment of any penalty, by a vote of the majority of the Trustees of the Fund, by the vote of a majority of the outstanding voting securities of the Fund, by the Adviser on sixty (60) days’ prior written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days written notice to the Adviser.  This Agreement will automatically terminate, without the payment of any penalty in the event of any assignment (as defined in the 1940 Act) or termination of the Investment Advisory Agreement between the Adviser and the Fund or the Adviser and the Trust, with respect to the Fund, as applicable.  This Agreement will also terminate upon thirty (30) days written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after such written notice.

18.  Amendment. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Account only if such amendment, if material, is  specifically approved by the vote of a majority of the outstanding voting securities of such Account (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees of the Fund who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.

19.  Assignment. Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

20.  Valuation. The Sub-Adviser will provide reasonable assistance to the Adviser in the Adviser’s determining, to the extent applicable, the fair value of any security or other investment held in the Account that requires fair valuation, following a request from the Adviser for such assistance.  For the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the Sub-Adviser is not responsible for the ultimate determination of the price of any of the assets held in the Account.

21.  Confidentiality. Each of Adviser, Trust and the Sub-Adviser agree to hold any and all non-public, confidential or proprietary information (including, but not limited to, the securities and other assets held in the Fund) pertaining to the other party(ies) (collectively, the “Confidential Information”) in strict confidence and not to disclose any such information without the prior written consent of the other party(ies) except as required by law (including without limitation, applicable securities laws and regulations) and except as specified by the Trust’s policies relating to the disclosure of portfolio holdings. If so required, the disclosing party shall, to the extent permissible, promptly notify the affected party in writing of such required disclosure and, to the extent permissible, seek to obtain reasonable assurance that Confidential Information disclosed hereunder receives confidential treatment.  Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to such  party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation, (b) rightfully acquired by the party from third parties whom the disclosing party reasonably believes after due inquiry are not under an obligation of confidentiality to the other party to this Agreement, (c) placed in the public domain without fault of the party or its affiliates, (d) independently developed by the party without reference or reliance upon the Confidential Information, or (e) required to be disclosed in filings made with a federal or state securities regulator or with a financial industry self-regulatory organization.  None of the parties shall use the Confidential Information provided by the other parties to trade for its own account or for the account of any other.

22.  Use of Name. The Sub-Adviser authorizes the Adviser and the Trust’s use of the Sub-Adviser’s service marks and/or trademarks in connection with the marketing of the Fund, including but not limited to, the Fund’s Prospectus and fact sheets relating to the Fund. In addition, the Adviser and the Trust each acknowledges and agrees that it has no rights in or to the Sub-Adviser’s name beyond the limited use rights granted herein. The Sub-Adviser shall have no rights relating to the Adviser’s and Trust’s service marks and /or trademarks in connection with  the marketing of the Fund, except that the Sub-Adviser shall be entitled to use the Adviser’s, the Trust’s and each Fund’s name and any related logos, royalty-free, in any document required to be filed with any governmental agency or self-regulatory organization and may state in marketing materials that the Sub-Adviser is a subadviser to the Fund. The authorizations granted herein are subject to the Adviser having provided the materials to the Sub-Adviser, and the Sub-Adviser’s providing to the Adviser or the Trust, as applicable, for review and approval, in writing, prior to their use.  In the event the Agreement is terminated for any reasons, the Adviser and the Trust shall have no further right to use the Sub-Adviser’s service marks and/or trademarks.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement the day first above written.

FINANCIAL INVESTORS TRUST, on behalf of each Fund		CHATHAM ASSET MANAGEMENT, LLC

By:	/s/ Edmund J. Burke	By:	/s/ Anthony Melchiorre
Name:	Edmund J. Burke	Name:	Anthony Melchiorre
Title:	President	Title:	Managing Member

HIGHLAND ASSOCIATES, INC.

By:	/s/ Scott Graham
Name:	Scott Graham
Title:	Managing Director, Chief Investment Officer

SCHEDULE A

FUNDS

Redmont Resolute Fund

SCHEDULE B

COMPENSATION

Fund	Annual Fee Rate
Redmont Resolute Fund	1.00%